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                                                                    Exhibit 99.1


CONTACTS:
Eric Snow
Firepond, Inc.
(781) 487-8441
eric.snow@firepond.com


FOR IMMEDIATE RELEASE


                     FIREPOND ANNOUNCES REVERSE STOCK SPLIT


WALTHAM, MASS., AUGUST 15, 2002 - Firepond (Nasdaq: FIRE), a leading provider of software systems that optimize the process of converting leads into orders, today announced that its Board of Directors has approved a one-for-ten reverse stock split of the company's outstanding shares of common stock, effective as of 11:59 p.m. on August 15, 2002. Firepond's stockholders approved the reverse stock split at the Annual Meeting of Stockholders on March 22, 2002. Accordingly, each share of common stock outstanding on August 15, 2002 will be converted into one-tenth of a share of common stock.

Firepond's new common stock will begin trading under the split adjustment when the market opens on Friday, August 16, 2002. Beginning the same day, a "D" will be appended to Firepond's common stock trading symbol for 20 trading days. Thereafter, the common stock will resume trading under the current symbol "FIRE". Firepond is taking this action in order to maintain compliance with The Nasdaq National Market's minimum bid price requirements for continued listing.

ABOUT FIREPOND, INC.
Firepond, Inc. (www.firepond.com) is a leading provider of intelligent front-office software systems that help companies more profitably turn leads into orders - whether they sell through a direct sales force, an indirect channel network or via the web. The company's SalesPerformer system guides sales people, channel partners and customers through the entire "lead-to-order" business process - delivering lead management, needs analysis, product and pricing configuration, proposal and quote generation and order capture.

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Companies that manufacture complex goods or maintain complex distribution networks can realize a high return on their investment in Firepond's SalesPerformer by dramatically reducing the cost of sales through improved order accuracy and shortened sales cycles. For manufacturers, Firepond's "lead-to-order" systems reduce reliance on expensive engineering resources during the sales process to configure a product that best meets customer requirements. For insurers, Firepond's "prospect-to-customer" systems accelerate sales cycles, improve broker loyalty and simplify the renewals process. By leveraging a single intelligence engine to drive the entire process across multiple sales channels, Firepond further reduces total cost of ownership.

Firepond's global blue-chip customer base includes ABB, Compaq, Empire Blue Cross Blue Shield, Freightliner, Hitachi Construction Machinery, Horizon Blue Cross and Blue Shield of New Jersey, John Deere, Renault VI, SBLI Mutual Life, Sikorsky Aircraft Company and Steelcase International.

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Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties. We wish to caution you that there are some factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: economic and other factors affecting the demand for e-business sales and service solutions; difficulties with the implementation and integration of Firepond products; market acceptance of Firepond's SalesPerformer and eServicePerformer Suites and their components in chosen vertical industries; potential changes to announced financial results based upon information generated in the company's internal investigation announced on May 31, 2002; uncertainty, costs, and potential damages associated with material litigation; our ability to attract and retain qualified personnel; quarterly fluctuations in operating results attributable to the timing and amount of orders for our products and services; our ability to keep pace with changing product requirements; difficulties and financial burdens associated with acquisitions; and other risks detailed in our filings with the Securities and Exchange Commission, including our form 10-K filed in January, copies of which may be obtained through the SEC's website at. www.sec.gov.


Firepond and Firepond product names are trademarks of Firepond, Inc. All other product or company names are the properties of their respective owners.